UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*


                              TFC Enterprises, Inc.
                                 (Name of Issuer

                                  Common Stock
                         (Title of Class of Securities)

                                   872388-10-3
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             CUSIP NO. 872388-10-3

1  NAME OF REPORTING PERSON                          Robert S. Raley, Jr.
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          (a)      []
N/A       (b)      []

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States

NUMBER OF SHARES          5  SOLE VOTING POWER               1,193,426 Shares of $.01 par value Common Stock
BENEFICIALLY              6  SHARED VOTING POWER             -0-

OWNED BY EACH             7  SOLE DISPOSITIVE POWER          1,193,426 Shares of $.01 par value Common Stock
REPORTING PERSON WITH     8  SHARED DISPOSITIVE POWER        -0-


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,193,426 Shares of $.01 par value Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    10.57

12  TYPE OF REPORTING PERSON*
    IN

                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1

         (a)      Name of Issuer
                  TFC Enterprises, Inc.

         (b)      Address of Issuer's Principal Executive Offices
                  5425 Robin Hood Road, Suite 101-A
                  Norfolk, VA  23513

Item 2

         (a)      Name of Person Filing
                  Robert S. Raley, Jr.

         (b) Address of Principal Business Office or, if None, Residence 5425 Robin Hood Road, Suite 101-A
                  Norfolk, VA  23513

         (c)      Citizenship
                  United States

         (d)      Title of Class of Securities
                  Common Stock

         (e)      CUSIP No.
                  872388-10-3

Item 3 If this Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), Check Whether the Person Filing is

                  a:            Not Applicable

         (a)      M Broker or Dealer registered under Section 15 of the Act

         (b)      M Bank as defined in section 3(a)(6) of the Act

         (c)      M Insurance Company as defined in section 3(a)(19) of the Act
                  (d) M Investment Company registered under section 8 of the Investment Company Act

         (e) M Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) M Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

         (g) M Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)      M Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4            Ownership

         (a)      Amount Beneficially Owned:
                  1,193,426

         (b)      Percent of Class:
                  10.57

         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote:
                           1,193,426

                  (ii) shared power to vote or to direct the vote:
                           -0-

                  (iii) sole power to dispose or to direct the disposition of:
                           1,193,426

                  (iv) shared power to dispose or to direct the disposition of:
                           -0-

Item 5            Ownership of Five Percent or Less of Class
                  Not Applicable

Item 6            Ownership of More Than Five Percent on Behalf of
                  Another Person
                  Not Applicable

Item 7 Identification and Classification Of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                  Not Applicable

Item 8            Identification and Classification of Members of the Group
                  Not Applicable

Item 9            Notice of Dissolution of Group
                  Not Applicable

Item 10           Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purposes of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    February 13, 1998                   /s/ Robert S. Raley, Jr.
Date-----------------                  -----------------------------------------
                                       (Signature)
                                        Robert S. Raley, Jr.
                                        Chairman of the Board, President and CEO